Exhibit 99.1

Contact: Carl J. Crosetto GSC Group 973-437-1007 Roland Tomforde Broadgate Consultants, LLC 212-232-2222

FOR IMMEDIATE RELEASE

GSC Investment Corp. Declares Third Quarter Dividend of $0.25 per Share

Revises Dividend Policy to Improve Working Capital and Increase Operational Efficiency

NEW YORK, December 8, 2008 – GSC Investment Corp. (NYSE:GNV), a business development company (“BDC”), today announced that its Board of Directors has declared a dividend of $0.25 per share payable on December 29, 2008 to common stockholders of record on December 18, 2008. The dividend is for the third quarter ended November 30, 2008 of the Company’s 2009 fiscal year, which ends February 28, 2009.  The declared third quarter dividend of $0.25 per share represents a decrease of $0.14 per share over the Company’s second quarter dividend of $0.39 per share.

“We have taken important steps to improve GSC Investment Corp.’s ability to contend with the extreme conditions in the credit markets,” said Seth M. Katzenstein, Chief Executive Officer of GSC Investment Corp. “Our portfolio has experienced only one default and continues to generate a consistent amount of income.  However, unrealized depreciation in the value of our portfolio has reduced our borrowing capacity and limited our operational flexibility.  Reducing our dividend increases our working capital and improves our ability to cope with the difficult credit conditions currently facing all BDCs.  We appreciate that this dividend cut may be difficult for our shareholders in the short-term, but feel it is the best approach for maximizing long-term shareholder value.”

GSC Investment Corp.’s portfolio continues to demonstrate steady relative market performance.

•	At present, there are no new non-performing investments.

•	One defaulted obligation, Atlantis Plastics Films, Inc., has been realized.

•	More than 70% of the portfolio remains in senior secured obligations.

“We believe that our investment strategy of staying high in the capital structure of our portfolio companies will continue to be the best protection against the extraordinarily turbulent forces the market is currently experiencing,” continued Mr. Katzenstein. “We have always employed a modest amount of leverage and sought investments that pay an attractive risk-adjusted return. We continue to believe that this strategy will drive positive, long-term performance.”

Dividend Policy Revision
GSC Investment Corp. is also revising its dividend policy to better manage its capital in the face of continuing volatility in the credit markets. Starting with the fourth quarter of the 2009 fiscal year, GSC Investment Corp. plans to pay its quarterly dividend in arrears. This will enable the Company to maintain greater capital on hand to cope with credit market dislocations.  The Board of Directors will consider the dividend for the fourth quarter ending February 28, 2009 of the Company’s 2009 fiscal year during its regularly scheduled May 2009 quarterly meeting.

About GSC Investment Corp.
GSC Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, high yield bonds and collateralized loan obligations. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company may also opportunistically invest in distressed debt, debt issued by non-middle market companies, and equity securities issued by middle and non-middle market companies. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol "GNV."

GSC Investment Corp.'s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.gscinvestmentcorp.com.

Forward Looking Statements
Information provided in this press release, including valuation of certain of our investments, may contain statements relating to current expectations, estimates, forecasts and projections about future events that are forward-looking statements. These forward-looking statements generally relate to GSC Investment Corp.'s plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.  For a discussion of such risks and uncertainties, see "Note About Forward-Looking Statements" included in the Company's 10-K which has been filed with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise.

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